Exhibit 99.1

FOR IMMEDIATE RELEASE
October 15, 2008

FOR ADDITIONAL INFORMATION PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT, AND C.E.O., COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294

Pikeville, Kentucky:

COMMUNITY TRUST BANCORP, INC. REPORTS RESULTS OF OPERATIONS FOR THE THIRD QUARTER, EARNINGS YEAR-TO-DATE 2008, AND A STRONG CAPITAL POSITION.

Earnings Summary
(in thousands except per share data)	3Q 2008	2Q 2008	3Q 2007	9 Months 2008	9 Months 2007
Net income/(loss)	$(577)	$8,620	$10,476	$16,588	$27,356
Earnings/(loss) per share	$(0.04)	$0.58	$0.69	$1.11	$1.80
Earnings/(loss) per share (diluted)	$(0.04)	$0.57	$0.68	$1.09	$1.77

Return on average assets	(0.08)%	1.19%	1.39%	0.76%	1.22%
Return on average equity	(0.74)%	11.21%	14.04%	7.16%	12.53%
Efficiency ratio	58.63%	57.25%	52.36%	57.43%	58.30%

Dividends declared per share	$0.29	$0.29	$0.27	$0.87	$0.81
Book value per share	$20.26	$20.43	$19.62	$20.26	$19.62

Weighted average shares	15,011	14,989	15,183	15,000	15,186
Weighted average shares (diluted)	15,263	15,152	15,342	15,153	15,417

Community Trust Bancorp, Inc. (NASDAQ-CTBI) reports earnings of $16.6 million or $1.11 per basic share year-to-date through September 30, 2008, although it had an operating loss of $0.6 million for the third quarter of 2008 commensurate with the actions of the federal government placing Freddie Mac and Fannie Mae into conservatorship and the market concerns related to this action.  CTBI continues to maintain significantly higher capital than required for a well-capitalized designation.

CTBI had a loss for the quarter ended September 30, 2008 of $0.04 per basic share.  At June 30, 2008, CTBI held $14.9 million in Freddie Mac and Fannie Mae pass-through auction rate securities which had an unrealized loss of $0.5 million.  On September 7, 2008, the U.S. Treasury placed Freddie Mac and Fannie Mae into conservatorship.  This action created market uncertainty of the future value of Freddie Mac and Fannie Mae securities and the value of these investments decreased materially resulting in a $13.5 million other than temporary impairment charge to earnings on these securities.  Also, as a result of this action, CTBI recorded a $0.8 million charge relative to trust activity for which it had financial responsibility.

CTBI maintains a significantly higher level of capital than required by regulatory authorities to be designated as well-capitalized.  On September 30, 2008, our Tier 1 Leverage Ratio of 10.45% was 545 basis points higher than the 5.00% required, our Tier 1 Risk-Based Capital Ratio of 13.11% was 711 basis points higher than the required 6.00%, and our Total Risk-Based Capital Ratio of 14.36% was 436 basis points higher than the 10.00% regulatory requirement for this designation.

CTBI's normalized earnings, which are considered to be core earnings, continue to be within expected profitability levels as we execute our business plan during the current global economic crisis.  CTBI has not been a participant in the types of lending and derivative investments which have been the focus of the current financial crisis.

Financial results normalized for the other than temporary impairment charges are shown below:

Earnings Summary
(in thousands except per share data)	3Q 2008	2Q 2008	3Q 2007	9 Months 2008	9 Months 2007
Net income/(loss) as reported	$(577)	$8,620	$10,476	$16,588	$27,356
Impact of FHLMC/FNMA securities impairment charge	$9,386	-	-	$9,386	-
Net income as adjusted	$8,809	$8,620	$10,476	$25,974	$27,356
Earnings per share	$0.59	$0.58	$0.69	$1.73	$1.80
Earnings per share (diluted)	$0.58	$0.57	$0.68	$1.71	$1.77

Return on average assets	1.20%	1.19%	1.39%	1.19%	1.22%
Return on average equity	11.24%	11.21%	14.04%	11.22%	12.53%
Efficiency ratio	56.30%	57.25%	52.36%	56.64%	58.30%

Dividends declared per share	$0.29	$0.29	$0.27	$0.87	$0.81
Book value per share	$20.86	$20.43	$19.62	$20.88	$19.62

Weighted average shares	15,011	14,989	15,183	15,000	15,186
Weighted average shares (diluted)	15,263	15,152	15,342	15,153	15,417

Third Quarter 2008 Highlights

❖
CTBI's basic earnings per share for the third quarter 2008 normalized for the other than temporary impairment charge for auction rate securities increased 1.7% from prior quarter but decreased 14.5% from prior year third quarter primarily due to the increased provision for loan losses.  Year-to-date basic earnings per share normalized decreased 3.9% from prior year.

❖
Our net interest margin for the nine months ended September 30, 2008 increased 9 basis points from prior year.  However, net interest income decreased $0.6 million from prior year as average earning assets decreased by $93.7 million.

❖
Noninterest income for the third quarter and year-to-date 2008 were both impacted by the $13.5 million other than temporary impairment charge for auction rate securities.  Normalized noninterest income for the first nine months of 2008 increased 1.9% from prior year with increases in gains on sales of loans, deposit service charges, and trust revenue offset by a decrease in the fair value of mortgage servicing rights.

❖
CTBI established a tax strategy to offset the capital loss resulting from the other than temporary impairment charge for auction rate securities whereby the losses would be offset against capital gains during the next five years.  This strategy was available prior to the Emergency Economic Stabilization Act of 2008 which provides for the treatment of the losses as ordinary losses.

❖
Noninterest expense was also impacted commensurate with the conservatorship action with a $0.8 million charge relative to trust activity for which CTBI had financial responsibility.  Normalized noninterest expense for the first nine months of 2008 has decreased 3.0%.

❖
Nonperforming loans increased $5.2 million at September 30, 2008 to $49.3 million compared to $44.2 million at prior quarter-end and $31.5 million for prior year quarter ended September 30, 2007.  The majority of our nonperforming loans continue to be in our Central Kentucky Region; however, all regions have seen an increase during the past quarter with the changes in national economic conditions, particularly the price of gasoline.

❖	Our loan portfolio increased an annualized 7.4% during the quarter with $42.4 million in growth. Loan growth from prior year third quarter was $81.5 million.

❖
Our investment portfolio decreased $24.0 million for the quarter, primarily as a result of the other than temporary impairment charge for auction rate securities discussed above.  Our investment portfolio declined $74.9 million year over year primarily resulting from the use of the liquidity in the portfolio to fund loan growth and manage the net interest margin.

Net Interest Income

Our quarterly net interest margin increased 9 basis points from prior quarter and 11 basis points from prior year third quarter, and our net interest margin for the nine months ended September 30, 2008 increased 9 basis points compared to the same period in 2007.  Net interest income for the quarter increased 3.2% from prior quarter but declined 0.4% from prior year third quarter as average earning assets decreased 0.3% and 2.9%, respectively, for the same periods.  Net interest income for the nine months ended September 30, 2008 decreased $0.6 million from prior year as the cost of interest bearing funds decreased 103 basis points while the yield on average earning assets decreased 80 basis points and average earning assets declined $93.7 million.

Noninterest Income

The significant decline in noninterest income occurred as a result of the $13.5 million other than temporary impairment charge for auction rate securities.  Normalized noninterest income for the third quarter 2008 decreased 2.0% from prior quarter and 4.5% from prior year third quarter.  Normalized noninterest income for the first nine months of 2008 increased 1.9% from prior year with increases in gains on sales of loans, deposit service charges, and trust revenue offset by a decrease in the fair value of mortgage servicing rights.

Noninterest Expense

Noninterest expense for the quarter increased 4.2% from prior quarter and 10.2% from prior year third quarter.  Commensurate with the U.S. Treasury placing Freddie Mac and Fannie Mae into conservatorship on September 7, 2008, CTBI recorded a $0.8 million charge relative to trust activity for which it had financial responsibility.  Normalized noninterest expense for the first nine months of 2008 has decreased 3.0%.

Balance Sheet Review

CTBI’s total assets at $2.9 billion increased an annualized 4.2% from prior quarter but decreased 0.7% from prior year third quarter.  Loans outstanding at September 30, 2008 were $2.3 billion reflecting an annualized 7.4% growth during the quarter and a 3.6% growth from September 30, 2007.  CTBI's investment portfolio, however, decreased 7.1% from prior quarter and 19.4% from September 30, 2007 as a result of the use of the liquidity in our investment portfolio to fund loan growth and the other than temporary impairment charge for auction rate securities.  Deposits, including repurchase agreements, at $2.4 billion increased an annualized 1.9% from prior quarter but are 1.9% below prior year third quarter.  CTBI's use of the liquidity in the investment portfolio to fund loan growth versus growing deposits helped manage and increase the net interest margin.

Shareholders’ equity at September 30, 2008 was $305.0 million compared to $306.2 million at June 30, 2008 and $294.9 at September 30, 2007.  CTBI's annualized dividend yield to shareholders as of September 30, 2008 was 3.37%.

Asset Quality

Economic conditions continue to be challenging for both our business and individual customers as gasoline prices have increased and uncertainty has developed on main street with the current credit crisis.  Nonperforming loans increased during the third quarter by $5.2 million with increases in all of our regions.  CTBI's total nonperforming loans at September 30, 2008 were $49.3 million compared to $44.2 million at June 30, 2008 and $31.5 million at September 30, 2007.  Our loan portfolio management processes focus on maintaining appropriate reserves for potential losses.

Foreclosed properties increased during the third quarter 2008 to $9.4 million from the $9.1 million at June 30, 2008 and the $6.6 million at September 30, 2007.  Sales of foreclosed properties during the first nine months of 2008 totaled $4.2 million while new foreclosed properties totaled $5.9 million.

Net loan charge-offs for the quarter of $2.1 million, or 0.36% of average loans annualized, was a decrease from prior quarter's 0.38% of average loans annualized but an increase from the 0.30% for prior year third quarter.  Allocations to loan loss reserve were $2.9 million for the quarter ended September 30, 2008 compared to $2.6 million for the quarter ended June 30, 2008 and $1.9 million for the quarter ended September 30, 2007.  Our loan loss reserve as a percentage of total loans outstanding at September 30, 2008 increased to 1.29% compared to 1.28% at June 30, 2008 and 1.25% at September 30, 2007.  The adequacy of our loan loss reserve is analyzed quarterly and adjusted as necessary.

Significant Industry Changes

On October 3, 2008, the Emergency Economic Stabilization Act of 2008 (EESA) was signed into law.  This legislation was designed to address the credit and liquidity crisis affecting the financial system in the United States.  A number of provisions of the EESA address efforts to mitigate home foreclosures and to further assist homeowners facing foreclosure.  The EESA also provides for a temporary increase in the standard maximum deposit insurance amount from $100,000 to $250,000 through December 31, 2009.  Another significant change as a result of the EESA related to a change in the tax treatment of losses on the preferred stock of Freddie Mac and Fannie Mae held by financial institutions.  Under the EESA, these securities are afforded ordinary gain and loss treatment and a tax benefit is allowed for such losses.  The EESA was designed to provide the U.S. Treasury with a wide array of options to facilitate an economic recovery.  This was evidenced on September 13, 2008 when the U.S. Treasury announced its intention to make equity investments in "healthy" banks as a means to inject capital into the credit markets.  As the economy and global markets react, it is anticipated that the Treasury's plan will continue to evolve.

Forward-Looking Statements

Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. CTBI’s actual results may differ materially from those included in the forward-looking statements. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "may increase," "may fluctuate," and similar expressions or future or conditional verbs such as "will," "should," "would," and "could." These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, the performance of coal and coal related industries, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; results of various investment activities; the effects of competitors’ pricing policies, of changes in laws and regulations on competition and of demographic changes on target market populations’ savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; the adoption by CTBI of an FFIEC policy that provides guidance on the reporting of delinquent consumer loans and the timing of associated credit charge-offs for financial institution subsidiaries; and the resolution of legal  proceedings and related matters.  In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, and state regulators, whose policies and regulations could affect CTBI’s results.  These statements are representative only on the date hereof, and CTBI undertakes no obligation to update any forward-looking statements made.

Community Trust Bancorp, Inc., with assets of $2.9 billion, is headquartered in Pikeville, Kentucky and has 71 banking locations across eastern, northeast, central, and south central Kentucky, six banking locations in southern West Virginia, and five trust offices across Kentucky.

Additional information follows.

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
September 30, 2008
(in thousands except per share data and # of employees)

	Three	Three	Three	Nine	Nine
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	September 30, 2008	June 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Interest income	$41,704	$41,670	$49,719	$128,054	$148,983
Interest expense	15,205	15,988	23,127	49,565	69,890
Net interest income	26,499	25,682	26,592	78,489	79,093
Loan loss provision	2,875	2,648	1,915	7,892	4,231

Gains on sales of loans	292	494	384	1,332	996
Deposit service charges	5,739	5,503	5,302	16,341	15,436
Trust revenue	1,260	1,298	1,240	3,749	3,619
Loan related fees	686	1,079	606	2,064	2,494
Securities gains	(13,461)	-	-	(13,511)	-
Other noninterest income	1,515	1,307	2,402	4,480	4,861
Total noninterest income	(3,969)	9,681	9,934	14,455	27,406

Personnel expense	10,287	10,600	9,604	31,598	31,818
Occupancy and equipment	2,803	2,822	2,843	8,304	8,707
Amortization of core deposit intangible	159	159	159	476	476
Other noninterest expense	8,051	6,862	6,718	21,366	21,757
Total noninterest expense	21,300	20,443	19,324	61,744	62,758

Net income before taxes	(1,645)	12,272	15,287	23,308	39,510
Income taxes	(1,068)	3,652	4,811	6,720	12,154
Net income	$(577)	$8,620	$10,476	$16,588	$27,356

Memo: TEQ interest income	$42,046	$42,015	$50,098	$129,108	$150,132

Average shares outstanding	15,011	14,989	15,183	15,000	15,186
Basic earnings per share	$(0.04)	$0.58	$0.69	$1.11	$1.80
Diluted earnings per share	$(0.04)	$0.57	$0.68	$1.09	$1.77
Dividends per share	$0.29	$0.29	$0.27	$0.87	$0.81

Average balances:
Loans, net of unearned income	$2,291,722	$2,264,175	$2,222,451	$2,265,265	$2,195,940
Earning assets	2,688,752	2,697,670	2,770,100	2,688,498	2,782,217
Total assets	2,909,419	2,915,382	2,989,727	2,908,448	3,001,713
Deposits	2,291,996	2,301,477	2,356,589	2,294,120	2,364,974
Interest bearing liabilities	2,112,403	2,137,503	2,233,762	2,130,630	2,256,526
Shareholders' equity	311,665	309,269	296,001	309,307	291,799

Performance ratios:
Return on average assets	(0.08)%	1.19%	1.39%	0.76%	1.22%
Return on average equity	(0.74)%	11.21%	14.04%	7.16%	12.53%
Yield on average earning assets (tax equivalent)	6.22%	6.26%	7.18%	6.41%	7.21%
Cost of interest bearing funds (tax equivalent)	2.86%	3.01%	4.11%	3.11%	4.14%
Net interest margin (tax equivalent)	3.97%	3.88%	3.86%	3.95%	3.86%
Efficiency ratio (tax equivalent)	58.63%	57.25%	52.36%	57.43%	58.30%

Loan charge-offs	$2,658	$2,818	$2,311	$7,886	$5,804
Recoveries	(593)	(667)	(641)	(1,846)	(1,980)
Net charge-offs	$2,065	$2,151	$1,670	$6,040	$3,824

Market Price:
High	$46.32	$31.96	$33.46	$46.32	$41.50
Low	15.99	26.25	26.47	15.99	26.47
Close	34.40	26.26	30.01	34.40	30.01

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
September 30, 2008
(in thousands except per share data and # of employees)

	As of September 30, 2008	As of June 30, 2008	As of September 30, 2007
Assets:
Loans, net of unearned	$2,316,020	$2,273,646	$2,234,494
Loan loss reserve	(29,908)	(29,096)	(27,933)
Net loans	2,286,112	2,244,550	2,206,561
Loans held for sale	2,175	1,494	1,719
Securities AFS	284,913	306,869	352,973
Securities HTM	27,219	29,296	34,107
Other equity investments	29,036	28,703	28,041
Other earning assets	28,790	10,994	45,993
Cash and due from banks	77,996	84,169	83,804
Premises and equipment	51,890	52,448	53,650
Goodwill and core deposit intangible	66,500	66,658	67,134
Other assets	54,297	53,163	55,160
Total Assets	$2,908,928	$2,878,344	$2,929,142

Liabilities and Equity:
NOW accounts	$17,780	$17,939	$17,942
Savings deposits	625,377	625,574	664,561
CD's >=$100,000	436,234	434,352	436,833
Other time deposits	757,698	752,581	787,171
Total interest bearing deposits	1,837,089	1,830,446	1,906,507
Noninterest bearing deposits	452,678	447,677	426,368
Total deposits	2,289,767	2,278,123	2,332,875
Repurchase agreements	142,238	142,453	146,876
Other interest bearing liabilities	142,285	120,030	117,762
Noninterest bearing liabilities	29,650	31,587	36,713
Total liabilities	2,603,940	2,572,193	2,634,226
Shareholders' equity	304,988	306,151	294,916
Total Liabilities and Equity	$2,908,928	$2,878,344	$2,929,142

Ending shares outstanding	15,055	14,989	15,032
Memo: Market value of HTM securities	$27,065	$29,157	$33,090

90 days past due loans	$18,145	$15,651	$12,261
Nonaccrual loans	31,162	28,501	19,192
Restructured loans	-	-	61
Foreclosed properties	9,409	9,076	6,624

Tier 1 leverage ratio	10.45%	10.52%	9.88%
Tier 1 risk based ratio	13.11%	13.40%	12.75%
Total risk based ratio	14.36%	14.65%	13.99%
FTE employees	991	1,006	999

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
September 30, 2008
(in thousands except per share data and # of employees)

Community Trust Bancorp, Inc. reported earnings for the three and nine months ending September 30, 2008 and 2007 as follows:

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007
Net income	$(577)	$10,476	$16,588	$27,356

Basic earnings per share	$(0.04)	$0.69	$1.11	$1.80

Diluted earnings per share	$(0.04)	$0.68	$1.09	$1.77

Average shares outstanding	15,011	15,183	15,000	15,186

Total assets (end of period)	$2,908,928	$2,929,142

Return on average equity	(0.74)%	14.04%	7.16%	12.53%

Return on average assets	(0.08)%	1.39%	0.76%	1.22%

Provision for loan losses	$2,875	$1,915	$7,892	$4,231

Gains on sales of loans	$292	$384	$1,332	$996